Exhibit 99.1

Atlas Financial Holdings Announces Third Quarter 2018 Financial Results
Company to Hold Conference Call on Tuesday, November 6, 2018 at 8:30 a.m. ET
Third Quarter 2018 Financial Performance Summary (comparisons to Third Quarter 2017 unless noted):

•	Gross premiums written was $75.9 million for the three months ended September 30, 2018 compared to $65.9 million

•	In-force premium as of September 30, 2018 increased 7.7% to $286.7 million

•	Total revenue for the three months ended September 30, 2018 decreased by 2.9% to $55.8 million

•	Underwriting income for the third quarter 2018 was $6.3 million compared to $6.8 million

•	The combined ratio for the third quarter 2018 was 88.5% compared to 87.9%

•
Net income for the third quarter 2018 was $5.6 million, or $0.47 earnings per common share diluted, compared to $5.1 million, or $0.42 earnings per common share diluted, representing an increase of $0.05 or 11.9%

•	Book value per common share as of September 30, 2018 was $8.53, compared to $7.42 as of December 31, 2017

•	Annualized return on equity was 22.6% in the third quarter 2018 compared to 14.5%
Chicago, Illinois (November 5, 2018) - Atlas Financial Holdings, Inc. (NASDAQ: AFH) (“Atlas” or the “Company”) today reported its financial results for the third quarter ended September 30, 2018.
Management Comments
Scott D. Wollney, Atlas’ President and CEO, stated, “This was a healthy quarter highlighted by favorable underwriting income and a solid combined ratio, with incremental data supporting our claims processes and trend analysis as shared in prior periods. We continued to position Atlas’ insurance companies as price leaders in our niche during this hard market environment. Continued growth in our livery business related primarily due to the expansion of business related to drivers under dispatch with transportation network companies (“TNCs”), including a new program launched with a leasing company in connection with a major TNC in the quarter. As a result of these factors, Atlas reported a 15.2% increase in gross written premiums. We utilize predictive analytics and technology in pricing our products, and will continue to leverage these capabilities to provide a substantial competitive and margin advantage over our peers, who historically price these products using more traditional commoditized approaches. Our persistency and hit ratios related to more profitable accounts are dramatically better than those with higher loss costs which should have a positive impact on future results. We are also optimistic about the impact that the significant focus and investment Atlas has made in the InsureTech aspects of our business are beginning to deliver.”
Financial and Operational Review
Premiums Written: Gross premiums written was $75.9 million for the three months ended September 30, 2018 compared to $65.9 million for the three months ended September 30, 2017.
Geographic Distribution: The Company is licensed in 49 states and the District of Columbia. Atlas actively writes its core business in 42 of these states plus the District of Columbia. Compared to the three months ended September 30, 2017, Atlas experienced growth in gross premiums written in its core business in 26 states for the three months ended September 30, 2018. Based on the Company’s commitment to optimize return on deployed capital, the Company utilizes predictive analytics based pricing coupled with its strong value proposition to grow market share in environments that are favorable and will reduce exposure to those that are more challenging.
Combined Ratio: Atlas’ combined ratio increased for the three months ended September 30, 2018 to 88.5%, compared to 87.9% in the prior year period.

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Loss Ratio: The loss ratio relating to claims incurred for the three months ended September 30, 2018 was 61.6%, compared to 59.5% for the three months ended September 30, 2017. The loss ratio increased over the prior year period primarily as a result of the Company’s continued review of underwriting profitability by

Exhibit 99.1

product. Excluding the impact of assigned risk business, the loss ratio relating to the net claims incurred was 61.2% for the three months ended September 30, 2018, compared to 59.0% for the three months ended September 30, 2017.

•
While the Company’s year-to-date loss ratio for 2018 is carried higher than the prior year, incremental loss ratio improvement is expected to generally trend in a positive direction based on prior year and potential future pricing, underwriting and claims activities. As previously announced, the Company is utilizing machine learning based predictive analytics in the claim area, in addition to using it as an underwriting tool, to further benefit from the data and experience within its organization. Atlas believes this approach amplifies the value of the assets accumulated over its operating subsidiaries’ many years spent focusing on niche target markets to model potential risk and deliver value for both customers and stakeholders.

•
Underwriting Expense Ratio: The underwriting expense ratio for the three months ended September 30, 2018 was 26.9% compared to 28.4% for the three months ended September 30, 2017. The ratio decreased mainly because of lower acquisition costs during the quarter. As previously indicated, due to seasonality and the timing of certain expenses, the Company believes the full year expense ratio is a more indicative measure of efficiency that the ratio in any given quarter. Atlas remains focused on continually enhancing its value proposition through re-investment into research and development to ensure that its organization is able to continue leading the industry in terms of existing and developing niche markets on which Atlas focuses.

The table below details the comparisons of each component of the Company’s combined ratio for the periods indicated (after accounting for the effect of quota share reinsurance):

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Loss Ratio:
Current accident year	61.7%	59.3%	61.0%	59.6%
Prior accident years	(0.1)	0.2	0.8	0.4
Loss Ratio	61.6	59.5	61.8	60.0
Underwriting Expense Ratio:
Acquisition cost ratio	10.5	14.0	11.1	12.4
Other underwriting expense ratio	16.0	13.3	16.0	13.7
Deferred policy acquisition cost (“DPAC”) amortization ratio	(0.1)	0.6	(0.2)	0.3
Underwriting expense ratio before expenses related to stock purchase agreements and share-based compensation expenses	26.4	27.9	26.9	26.4
Expenses recovered related to stock purchase agreement ratio	—	—	(0.3)	—
Share-based compensation expense ratio	0.5	0.5	0.5	0.6
Underwriting expense ratio	26.9%	28.4%	27.1%	27.0%
Total combined ratio	88.5	87.9	88.9	87.0

Exhibit 99.1

As the Company continues the use of quota share reinsurance, and potentially changes the percentage of ceded premiums under its contract, the impact on the individual ratios of acquisition cost and other underwriting expense will vary. On a pro-forma basis, as if there was no quota share reinsurance in place, the components of the underwriting expense ratio for the periods indicated would have been as follows:

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Acquisition costs	13.6%	16.1%	15.3%	14.9%
Other insurance general and administrative expenses	13.2	11.9	13.9	12.4
DPAC amortization	(0.1)	0.6	(0.1)	0.2
Expenses recovered related to stock purchase agreements	—	—	(0.3)	—
Share-based compensation expense	0.4	0.5	0.4	0.5
Total underwriting expense ratio	27.1%	29.1%	29.2%	28.0%
Underwriting Results: Underwriting profit was $6.3 million for the three months ended September 30, 2018, compared to $6.8 million in the same period of the prior year.
Net Income before Income Taxes: Net income before income taxes was $7.1 million for the three months ended September 30, 2018, compared to $7.9 million in the same period of the prior year.
Income Taxes: Atlas recognized tax expense of $1.5 million for the three months ended September 30, 2018 compared to $2.8 million in the same period of the prior year.
Net Income: Atlas reported net income of $5.6 million for the three months ended September 30, 2018, compared to $5.1 million for the three months ended September 30, 2017.
Earnings per common share (“EPS”): Atlas generated $0.47 earnings per common share diluted for the three months ended September 30, 2018 compared to $0.42 for the three months ended September 30, 2017.
Share Count: The following chart illustrates Atlas’ potential dilutive common shares for the three months ended September 30, 2018 and 2017:

	Three months ended September 30,
	2018	2017
Weighted average common shares outstanding	11,936,970	12,014,817
Dilutive potential ordinary shares:
Dilutive stock options	14,247	16,921
Dilutive average common shares outstanding	11,951,217	12,031,738
The effects of convertible instruments are excluded from the computation of earnings per common share diluted in periods in which the effect would be anti-dilutive. For the three months ended September 30, 2018 and 2017, all exercisable stock options were deemed to be dilutive.

Exhibit 99.1

Balance Sheet/Investment Overview
Book Value: Book value per common share was $8.53 based on 11,944,378 common shares outstanding as of September 30, 2018, compared to $7.42 based on 12,178,857 common shares outstanding as of December 31, 2017. Book value per common share of $8.53 increased by $1.11 relative to December 31, 2017 as follows:

$1.37	increase related to net income after tax and before items indicated below;
(0.01)	decrease related to the loss from change in fair value of equity securities;
0.03	increase related to the change in net realized investment gains after tax;
(0.25)	decrease related to the change in unrealized gains/losses after tax;
(0.09)	decrease related to share repurchases; and
0.06	increase related to share-based compensation.
$1.11	total increase from December 31, 2017 book value per common share
Cash and Invested Assets: Cash and invested assets as of September 30, 2018 totaled $217.5 million as compared to $243.5 million as of December 31, 2017.
Investment Strategy: Atlas aligns its securities portfolio to support the liabilities and operating cash needs of its insurance subsidiaries, to preserve capital and to generate investment returns. Atlas invests predominantly in fixed income securities with overall maturities that correlate with the payout patterns of Atlas’ claims liabilities and other liquidity needs. Other than fixed income investments are limited to an appropriately small percentage of its portfolio and are generally opportunities identified through the Company’s specialty focus or by leveraging the resources of its business partners. As of September 30, 2018, the average life on the Company’s portfolio was 5.1 years with a duration of 3.8 years. The Company’s investment allocations will be regularly reviewed based on market conditions with a continued emphasis on capital preservation to support growth in its operating business. During third quarter 2018, the Company took steps to reduce its exposure to other than fixed income investments. Based on redemption windows and other timing considerations, the result of this changes will be seen primarily in the second half of the year.
Net Investment Income / Net Investment Realized Gains: Atlas generated net investment income of $1.1 million and $902,000 for the quarters ended September 30, 2018 and 2017, respectively, as well as $54,000 and $582,000 of net realized gains, respectively. The increase in net investment income resulted from higher returns on equity method investments and lower investment expenses, partially offset by lower interest income on our fixed income securities and collateral loans. The gross annualized investment yield on the Company’s fixed income securities was 2.7% and 2.4% for the quarters ended September 30, 2018 and 2017, respectively. The increase in the gross annualized yield was due to management’s decision to use the proceeds from the maturity and sales of certain fixed income securities to purchase fixed income securities with higher yields. The gross annualized investment yield on the Company’s cash and cash equivalents was 0.7% and 0.4% for the quarters ended September 30, 2018 and 2017, respectively. The increase in the gross annualized yield on our cash investments was due to higher interest rates on certain accounts and higher balances in accounts earning greater interest. Net realized gains for the quarter ended September 30, 2018 were primarily comprised of gains from the sale of equity securities and one equity method investments, partially offset by losses from the sale of fixed income securities.
Beginning January 1, 2018, Atlas adopted Accounting Standards Update 2016-01, which requires changes in the unrealized market value of equities held at fair value to be recorded through net income. Atlas recorded a loss of $2,000 through net income for the quarter ended September 30, 2018 related to the changes in unrealized amounts on equities held at fair value.
Outlook for 2018
Mr. Wollney concluded, “Our focus remains on bottom line execution and focusing on risk selection and underwriting profit. In the quarter, we continue to carry a loss ratio that we believe is conservative despite putting a significant amount of rate into the market. As always, we will conduct a full-year in-depth analysis of this ratio along with overall reserves for prior years. In the aggregate, we continue to close claims faster than in the past and for lower calendar year paid severity amounts. Ultimately, the goal of introducing analytics in our claims process was to accomplish this, and we are pleased to see data supporting this expectation. Over time, we expect our loss ratio will trend in a positive direction based on the approach we are taking to leverage current market conditions.”

Exhibit 99.1

Conference Call Details
Date/Time:            Tuesday, November 6, 2018 - 8:30 a.m. ET
Participant Dial-In Numbers:
(United States):            877-423-9817
(International):            201-493-6770
To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with passcode “Atlas”.
An accompanying slide presentation will be available in .pdf format on the investor relations page of the Company’s website after issuance of the earnings release.
Webcast
The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Atlas’ website at www.atlas-fin.com/investorrelations or by clicking on the conference call link: http://atlas-fin.equisolvewebcast.com/q3-2018. Audio and a transcript of the call will be archived on the Company’s website.
About Atlas
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the “light” commercial automobile sector including taxi cabs, non-emergency para-transit, limousine/livery (including certain transportation network company drivers) and business auto. The business of Atlas is carried on through its subsidiaries American Country Insurance Company, American Service Insurance Company, Inc., Gateway Insurance Company, Global Liberty Insurance Company of New York, Anchor Group Management, Inc., and optOn Insurance Agency Inc. Atlas’ insurance subsidiaries have decades of experience with a commitment to always being an industry leader in these specialized areas of insurance.
For more information about Atlas, please visit www.atlas-fin.com.
Financial Information
Atlas’ financial statements reflect consolidated results of Atlas’ subsidiaries: American Insurance Acquisition Inc., American Country Insurance Company, American Service Insurance Company, Inc., Gateway Insurance Company, Global Liberty Insurance Company of New York, Anchor Holdings Group, Inc., Anchor Group Management, Inc., Plainview Premium Finance Company, Inc., Plainview Premium Finance Company of California, Inc., UBI Holdings Inc., DriveOn Digital IP Inc. and optOn Insurance Agency Inc. Additional information about Atlas, including a copy of Atlas’ 2017 Annual Report on Form 10-K financial statements and Management Discussion & Analysis, can be accessed via the U.S. Securities and Exchange Commission internet site at www.sec.gov or through Atlas’ website at http://www.atlas-fin.com/InvestorRelations/FinancialReports.aspx.
Forward-Looking Statements
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words “anticipate”, “expect”, “believe”, “may”, “should”, “estimate”, “project”, “outlook”, “forecast” or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company’s 2017 Annual Report on Form 10-K. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Exhibit 99.1

Contact Information:
At the Company                                Investor Relations
Atlas Financial Holdings, Inc.                         The Equity Group Inc.
Scott Wollney, CEO                            Adam Prior, Senior Vice President
Phone: 847-700-8600                                   212-836-9606
swollney@atlas-fin.com                            aprior@equityny.com
www.atlas-fin.com                            www.theequitygroup.com

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Exhibit 99.1

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
($ in ‘000s, except for share and per share data)

	Three months ended September 30,		Nine months ended September 30,
Condensed Consolidated Statements of Income	2018	2017	2018	2017
	(unaudited)		(unaudited)
Net premiums earned	$54,461	$55,865	$165,712	$158,340
Net investment income	1,070	902	3,201	3,311
Loss from change in fair value of equity securities	(2)	—	(97)	—
Net realized gains	54	582	501	1,000
Other income	186	115	366	332
Total revenue	55,769	57,464	169,683	162,983
Net claims incurred	33,542	33,258	102,397	95,027
Acquisition costs	5,701	7,820	18,357	19,586
Other underwriting expenses	8,841	7,937	26,762	22,870
Amortization of intangible assets	97	97	292	292
Interest expense	465	467	1,381	1,379
Expenses recovered pursuant to stock purchase agreement	—	—	(520)	—
Total expenses	48,646	49,579	148,669	139,154
Income from operations before income taxes	7,123	7,885	21,014	23,829
Income tax expense	1,518	2,760	4,304	8,342
Net income attributable to common shareholders	$5,605	$5,125	$16,710	$15,487

Basic weighted average common shares outstanding	11,936,970	12,045,519	12,014,817	12,045,519
Earnings per common share, basic	$0.47	$0.43	$1.39	$1.29
Diluted weighted average common shares outstanding	11,951,217	12,207,537	12,031,738	12,197,365
Earnings per common share, diluted	$0.47	$0.42	$1.39	$1.27

Condensed Consolidated Statements of Comprehensive Income

Net income	$5,605	$5,125	$16,710	$15,487

Other comprehensive (loss) income:
Changes in net unrealized investment (losses) gains	(307)	144	(4,008)	1,226
Reclassification to net income	(19)	56	191	(183)
Effect of income taxes	69	(70)	802	(365)
Other comprehensive (loss) income	(257)	130	(3,015)	678
Total comprehensive income	$5,348	$5,255	$13,695	$16,165

Exhibit 99.1

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
($ in ‘000s, except for share and per share data)

	September 30, 2018	December 31, 2017
Assets	(unaudited)
Investments
Fixed income securities, available for sale, at fair value (amortized cost $132,181 and $158,411)	$127,937	$157,984
Equity securities, at fair value (cost $5,650 and $7,969)	6,030	8,446
Short-term investments	4,620	—
Other investments	29,665	31,438
Total Investments	168,252	197,868
Cash and cash equivalents	49,251	45,615
Accrued investment income	1,105	1,248
Premiums receivable (net of allowance of $4,401 and $3,418)	101,361	79,664
Reinsurance recoverables on amounts paid	9,661	7,982
Reinsurance recoverables on amounts unpaid	55,085	53,402
Prepaid reinsurance premiums	34,798	12,878
Deferred policy acquisition costs	10,394	14,797
Deferred tax asset, net	13,042	16,985
Goodwill	2,726	2,726
Intangible assets, net	3,853	4,145
Property and equipment, net	30,328	24,439
Other assets	21,311	20,754
Total Assets	$501,167	$482,503

Liabilities
Claims liabilities	$186,981	$211,648
Unearned premium reserves	149,363	128,043
Due to reinsurers	19,153	8,411
Notes payable, net	24,199	24,031
Other liabilities and accrued expenses	19,616	19,725
Total Liabilities	$399,312	$391,858

Shareholders’ Equity
Ordinary voting common shares, $0.003 par value, 266,666,667 shares authorized, shares issued: September 30, 2018 - 12,192,475 and December 31, 2017 - 12,164,041; shares outstanding: September 30, 2018 - 11,936,970 and December 31, 2017 - 12,164,041	$36	$36
Restricted voting common shares, $0.003 par value, 33,333,334 shares authorized, shares issued and outstanding: September 30, 2018 and December 31, 2017 - 0	—	—
Additional paid-in capital	201,953	201,105
Treasury stock, at cost: September 30, 2018 - 255,505 and December 31, 2017 - 0 shares of ordinary voting common shares	(3,000)	—
Retained deficit	(93,781)	(110,535)
Accumulated other comprehensive (loss) income, net of tax	(3,353)	39
Total Shareholders’ Equity	101,855	90,645
Total Liabilities and Shareholders’ Equity	$501,167	$482,503

Exhibit 99.1

Use of Non-U.S. GAAP Financial Measurements
Atlas uses these non-GAAP financial measures in order to present its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. The non-GAAP financial measures that Atlas presents may not be comparable to similarly-named measures reported by other companies.
Adjusted operating income, before income taxes includes both underwriting income and loss and net investment income, but excludes net realized gains and losses, legal and professional expense incurred related to business combinations, interest expense, net impairment charges recognized in earnings and other items. Underwriting income is derived by reducing net premiums earned by net claims incurred, policy acquisition costs and general operating expenses.
Reconciliation of U.S. GAAP Net Income to Adjusted Operating Income, Before Income Taxes ($ in ‘000s, except per share data)

	Three months ended September 30,				Nine months ended September 30,
	2018		2017		2018		2017
Net income	$5,605	$0.47	$5,125	$0.42	$16,710	$1.39	$15,487	$1.27
Add: income tax expense	1,518	0.13	2,760	0.23	4,304	0.36	8,342	0.69
Add: expenses recovered pursuant to stock purchase agreement	—	—	—	—	(520)	(0.04)	—	—
Add: interest expense	465	0.04	467	0.04	1,381	0.11	1,379	0.11
Less: loss from change in fair value of equity securities	(2)	—	—	—	(97)	(0.01)	—	—
Less: net realized investment gains	54	—	582	0.05	501	0.04	1,000	0.08
Less: other income	186	0.02	115	0.01	366	0.03	332	0.03
Adjusted operating income, before income taxes	$7,350	$0.62	$7,655	$0.63	$21,105	$1.76	$23,876	$1.96
After-tax return on average common equity is derived by subtracting preferred share dividends accrued from net income and dividing by average common equity. Common equity is total shareholders’ equity less preferred shares and cumulative preferred share dividends accrued. Average common equity is the average of common equity at the beginning and the ending of the reporting period.

Reconciliation of U.S. GAAP Shareholders’ Equity to Common Equity ($ in ‘000s)
As of:	September 30, 2018	June 30, 2018	December 31, 2017	September 30, 2017	June 30, 2017	December 31, 2016
Total shareholders’ equity	$101,855	$96,222	$90,645	$144,397	$138,857	$127,342
Accrued dividends on preferred shares	—	—	(333)	(333)	(333)	(333)
Total common equity	$101,855	$96,222	$90,312	$144,064	$138,524	$127,009
Reconciliation of U.S. GAAP Return on Equity to Return on Common Equity ($ in ‘000s)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Net income	$5,605	$5,125	$16,710	$15,487
Average equity	99,039	141,627	96,250	135,869
Return on average equity (annualized)	22.6%	14.5%	23.1%	15.2%

Net income attributable to common shareholders	$5,605	$5,125	$16,710	$15,487
Average common equity	99,039	141,294	96,084	135,537
Return on average common equity (annualized)	22.6%	14.5%	23.2%	15.2%